Exhibit 99.1

Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY REPORTS
FISCAL 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Announces Brand-Driven Strategic Plan, Including a $125 Million Share
Repurchase Program

SAN FRANCISCO, June 23, 2005- Del Monte Foods Company (NYSE: DLM):

Announcement Highlights

•	Full-year net sales increased 1.6% (up approximately 3.6% adjusting for 53rd week in F04) and quarterly net sales decreased 7.5% (essentially flat adjusting for 14th week in Q4F04); year-over-year increase primarily driven by pricing actions, partially offset by elasticity, and by increased volume from new products

•	Reports diluted EPS from continuing operations of $0.56 (includes $0.10 refinancing, $0.07 integration, $0.02 expenses related to the Kal-Kan litigation ) in F05 and $0.09 (includes $0.10 refinancing, $0.03 integration, $0.01 Kal-Kan expense) in Q4F05 compared to $0.76 (included $0.13 integration expense) in F04 and $0.26 (included $0.06 integration expense) in Q4F04

•	Generated full-year cash flow of $201 million

•	Successful pricing actions across all four operating segments

•	Continued significant impact from inflationary costs

•	Launches U.S. focused, brand-driven strategic plan; includes brand-focused product portfolio, streamlined cost and asset base, innovation and brand driven growth

•	Targets $100 million in operational efficiencies and organizational savings over next 3 years and 20% SKU reduction over next 2 years to help mitigate cost pressures

•	Announces $125 million share repurchase program

•	Expects fiscal 2006 sales growth of 1% to 3% and diluted earnings per share from continuing operations of $0.75 to $0.80

Fourth Quarter Results

Del Monte Foods Company today reported income from continuing operations of $19.6 million and diluted earnings per share of $0.09 for the 13-week quarter ended May 1, 2005, compared to income from continuing operations of $54.3 million and $0.26 per diluted share for the 14-week quarter ended May 2, 2004. Fourth quarter fiscal 2005 results included $0.03 of integration expense, $0.10 related to Del Monte’s February debt refinancing and $0.01 of expenses related to the Kal-Kan litigation. Fourth quarter fiscal 2004 results included $0.06 of integration expense. The impact from the 14th week was approximately $0.03.

Del Monte’s year-over-year fourth quarter earnings decline was driven by the above referenced factors along with increased inflationary costs in steel and energy, logistics and other transportation-related costs, unfavorable mix, increased trade spending and higher fish costs, partially offset by the positive impact of higher pricing.

Fourth quarter net sales declined 7.5% from the prior year period to $847.0 million, or were essentially flat when adjusting for the 14th week. The decline in quarter-over-quarter net sales was driven primarily by lower volume due to one extra week in the fourth quarter of fiscal 2004. Aside from the 14th week, fourth quarter net sales were positively impacted by increased pricing across the business, partially offset by volume loss associated with price increases (elasticity), and increased volume from new products. Net sales were negatively impacted by volume decreases from shifts in promotional activities.

“In the quarter, we saw continuation of factors similar to those experienced throughout the year,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Inflationary pressures persisted and we took pricing actions partially offsetting these inflationary and other costs. Results for the quarter were below guidance. We were negatively impacted by lower volume resulting from higher than expected competitive activity in our Pet Products segment and from our strategic decision to reduce certain less efficient promotional spending. Also, we incurred somewhat higher than expected oil cost increases and, due in part to an additional unfavorable decision in the Kal-Kan litigation, incurred higher than expected legal expenses.”

Fiscal 2005 Results

The Company reported income from continuing operations of $118.6 million and diluted earnings per share of $0.56 for the 52-week fiscal year ended May 1, 2005, compared to $160.7 million and $0.76 per diluted share from continuing operations for the 53-week fiscal year ended May 2, 2004. The $0.56 earnings per share for fiscal 2005 includes $0.07 of integration expense, $0.10 of refinancing expense and $0.02 of Kal-Kan expense. Fiscal 2004 results included $0.13 of integration cost. The impact from the 53rd week was approximately $0.03.

The year-over-year decline in earnings was driven by the factors referenced above, along with increased inflationary costs in steel and energy, logistics and other transportation-related costs, unfavorable mix, higher trade spending and higher fish costs, partially offset by increased pricing, volume from new and existing products, lower integration expense and the absence of the employee incentive plan expense. Additionally, the Company continued to invest in its business with a greater than 20% increase in marketing expense.

Net sales increased 1.6%, from $3,129.9 million in fiscal 2004 to $3,180.9 million in fiscal 2005. Net sales increased 3.6% when adjusting for the extra week in 2004. The increase in net sales was driven by increased pricing partially offset by elasticity and higher volume from new and existing products.

“There are two main drivers of our Fiscal 2005 performance,” said Mr. Wolford. “First and foremost is the rapid and unprecedented cost escalation in steel and energy, logistics and other transportation-related costs which resulted in significant cost increases in fiscal 2005. Second, enabled by our strong brands, we took successful pricing actions across all four of our operating segments.”

Mr. Wolford continued, “In addition to addressing the current cost environment, we continued to invest for the future of our business. We increased support behind marketing and new products to strengthen our brand portfolio and position Del Monte for long term growth. We also made significant progress strengthening our pet food businesses that, until last year, had seen declining sales. We improved our financial flexibility by generating strong cash flow in excess of $200 million. We also made structural changes to deal with the inflationary cost environment, including outsourcing transportation to a large logistics company to take advantage of their expertise and scale and introducing “Lean Manufacturing” in our production operations to improve manufacturing efficiencies.”

Strategic Plan

Mr. Wolford continued, “Importantly, we have thoroughly evaluated our business in light of the changing cost and margin structure we face. While our mission remains the same – to fortify Del Monte’s position as an industry-leading branded marketer of quality food products – today we are announcing specific steps to achieve this vision.”

“We believe the long-term potential for Del Monte is through growing our branded business in the U.S. retail market and fully leveraging our leading center store brands in the Consumer and Pet Products segments. We intend to sharpen this branded focus and simplify our business so that we can better meet our customer and consumer needs while also delivering real value to shareholders.”

The plan’s five key elements are:

•	Increase the branded focus of the product portfolio

•	Streamline the asset and cost profile

•	Accelerate innovation-driven organic growth in higher margin categories

•	Align the Company’s M&A efforts with its strategic focus

•	Execute financial strategy for optimizing debt management and returning value to shareholders

As part of this plan, the Company plans to:

•	Assess its portfolio for acquisition and divestiture opportunities consistent with its branded strategy and gross margin improvement

•	Target 20% SKU reduction over the next two years

•	Review its asset base to align with its strategic plan

•	Target $100 million in operational efficiencies and organizational savings over the next three years to help mitigate inflationary and other cost increases; includes approximately $50 million targeted for fiscal 2006

•	Implement a $125 million share repurchase program

The Company will provide additional details around this strategic plan in its quarterly conference call (access information provided below).

Share Repurchase

As part of the strategic plan, the Company announced today that its Board of Directors has authorized a share repurchase program of up to $125 million of the Company’s common stock. The Company anticipates that the repurchases will be implemented from time to time through a variety of methods which may include open market purchases, privately negotiated transactions, block transactions or accelerated stock repurchase transactions. If shares are repurchased using an accelerated stock repurchase transaction, the Company anticipates that it may have to pay a financial counter party an initial purchase price for the repurchased shares, subject to a market price adjustment that would be determined over a period of months following the repurchase. The Company expects that any repurchase of shares would be funded with our existing cash balances and cash from operations. The Company expects to complete its repurchase program within the next 18 months. Currently, the Company has approximately 211 million shares of common stock outstanding.

“I am pleased to announce the share repurchase plan,” said Mr. Wolford. “As we evaluated our potential uses of cash, we determined that repurchasing shares is consistent with our confidence in Del Monte’s long-term growth prospects and would provide Del Monte with an effective avenue to return value to shareholders.”

Outlook

For fiscal 2006, the Company expects sales growth of approximately 1% to 3% over fiscal 2005 net sales of $3,180.9 million. Diluted earnings per share is expected to be $0.75 to $0.80. The Company expects cash provided by operating activities, less cash used in investing activities, of approximately $190 to $200 million. The Company’s guidance does not include any potential impact from the strategic plan, except for the 2006 portion of the targeted operational efficiencies and organizational savings mentioned above and the positive impact of the share repurchase program.

Fiscal 2006 net sales growth is expected to be driven by pricing actions the Company has taken and improved volume from new products. During the fourth quarter, the Company announced additional pricing actions primarily in Consumer Products to offset the effect of continued higher costs. Earnings performance is expected to be driven by improved gross margin, partially offset by higher marketing and other G&A.

“A key focus for fiscal 2006 will be our gross margin,” said Mr. Wolford. “While we still expect steel and energy, logistics and other-transportation related costs to continue to increase over fiscal 2005 costs, we expect strong improvement in margins. Pricing, combined with our cost reduction programs, is expected to substantially cover operational cost increases in fiscal 2006.

Earnings also are expected to reflect our continued commitment to invest in and build our branded business.”

For the fiscal 2006 first quarter, the Company expects sales to increase approximately 2% to 4% versus net sales of $626.0 million in the first quarter of fiscal 2005. Diluted earnings per share is expected to be approximately $0.03 to $0.07. The Company reported diluted earnings per share of $0.04 from continuing operations for the first quarter of fiscal 2005, including integration expense of $0.02 per share.

Reportable Segment Detail — Fiscal 2005

For fiscal 2005, Consumer Products net sales were $2,341.0 million. Sales remained flat, or increased by approximately 2.0% when adjusting for the extra week in 2004, when compared to fiscal 2004. Contributing to net sales were Del Monte Brands which grew by 1.1% and Private Label Soup which grew by 7.2%, while StarKist Seafood net sales declined by 5.2%. The Consumer Products net sales results were primarily driven by the same factors that impacted the Company as a whole, as well as an expected decrease in volume associated with a change in tuna strategy.

For fiscal 2005, Pet Products net sales were $839.9 million versus $789.3 million a year ago. Sales increased by 6.4%, or by approximately 8.4% when adjusting for the extra week in 2004, when compared to fiscal 2004. Our pet food and pet snacks businesses both contributed positively to net sales. The increase in Pet Products net sales was primarily driven by the same factors that impacted the Company as a whole.

Consumer Products operating income decreased 5.7% from $252.9 million in fiscal 2004 to $238.4 million in fiscal 2005. Pet Products operating income decreased 18.8% from $159.7 million in fiscal 2004 to $129.7 million in fiscal 2005. Generally, the same factors that impacted our overall operating income performance impacted both our reportable segments, with the exception of increased fish costs which only impacted Consumer Products.

Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ’n Bits®, Pup-Peroni®, Snausages®, and NawSomes!®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company, visit the Company’s Web site at www.delmonte.com.

Del Monte Foods will host a live audio web cast, accompanied by a slide presentation, to discuss its fiscal 2005 fourth quarter and full year results at 8:00 a.m. PT (11:00 a.m. ET) today. The web cast slide presentation and historical, quarterly results can be accessed at www.delmonte.com/Company/investors. The web cast and slide presentation will be available online following the presentation.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans.

Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, grains, meat by-products, tuna, energy, and fuel; logistics and other transportation-related costs; ability to increase prices and reduce costs; our debt levels and ability to service our debt; costs and results of efforts to improve the performance and market share of our businesses; reduced sales, disruptions, costs or other charges to earnings that may be generated by our strategic plan, including related disposition efforts; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired business; effectiveness of marketing, pricing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and effective rates; interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customers; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; litigation; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.

These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Del Monte Foods Company — Selected Financial Information

Net Sales by Segment
(in millions)

	Three Months Ended		Twelve Months Ended
	May 1,	May 2,	May 1,	May 2,
Net Sales:	2005	2004	2005	2004
Consumer Products	$626.6	$683.4	$2,341.0	$2,340.6
Pet Products	220.4	232.5	839.9	789.3

Total company	$847.0	$915.9	$3,180.9	$3,129.9

Operating Income by Segment
(in millions)

	Three Months Ended		Twelve Months Ended
	May 1,	May 2,	May 1,	May 2,
Operating Income:	2005	2004	2005	2004
Consumer Products	$55.1	$75.7	$238.4	$252.9
Pet Products	43.6	54.5	129.7	159.7
Corporate (a)	(13.4)	(9.8)	(44.2)	(34.1)

Total company	$85.3	$120.4	$323.9	$378.5

(a)	Corporate represents expenses not directly attributable to reportable segments.

Selected Balance Sheet Data
(In millions)

	As of
	May 1,	May 2,
	2005	2004

Cash and cash equivalents	$145.9	$36.3
Trade accounts receivable, net of allowance	212.6	222.3
Inventories	825.1	823.5
Total assets	3,530.6	3,459.7
Accounts payable and accrued expenses	387.3	427.2
Short-term borrowings	1.0	0.8
Long-term debt, including current portion	1,306.1	1,375.8
Stockholders’ equity	1,260.6	1,128.9

Selected Cash Flow Data
(In millions)

	Twelve Months Ended
	May 1,	May 2,
	2005	2004

Net cash provided by operating activities	$273.3	$273.0

Net cash used in investing activities	(72.0)	(1.2)[1]

Total	201.3	271.8

Net cash used in financing activities	(92.6)	(283.0)

Depreciation and amortization	91.1	89.5

[1]	Capital spending of $82.7 million less $81.5 million of net proceeds from the sale of assets

Other Financial Data
(In millions)

	As of
	May 1,	May 2,
	2005	2004

Short-term borrowings	$1.0	$0.8
Current portion of long-term debt	1.7	6.3
Long-term debt (excluding current portion)	1,304.4	1,369.5

Total Debt	$1,307.1	$1,376.6

DEL MONTE FOODS COMPANY
Consolidated Statements of Income
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	May 1,	May 2,	May 1,	May 2,
	2005	2004	2005	2004

Net sales	$847.0	$915.9	$3,180.9	$3,129.9
Cost of products sold	646.1	673.3	2,378.6	2,294.4

Gross profit	200.9	242.6	802.3	835.5
Selling, general and administrative expense	115.6	122.2	478.4	457.0

Operating income	85.3	120.4	323.9	378.5
Interest expense	54.4	36.7	130.8	129.0
Other (income) expense	0.2	0.4	2.8	(1.7)

Income from continuing operations before income taxes	30.7	83.3	190.3	251.2
Provision for income taxes	11.1	29.0	71.7	90.5

Income from continuing operations	19.6	54.3	118.6	160.7

Income (loss) from discontinued operations before income taxes	(0.5)	1.1	(1.2)	6.0
Provision (benefit) for income taxes	(0.2)	(1.2)	(0.5)	2.1

Income (loss) from discontinued operations	(0.3)	2.3	(0.7)	3.9

Net income	$19.3	$56.6	$117.9	$164.6

Earnings per common share (EPS)
Basic:
Basic Average Shares	211,231,379	209,719,248	210,554,838	209,535,655
EPS — Continuing Operations	$0.09	$0.26	$0.56	$0.77
EPS — Discontinued Operations	—	0.01	—	0.02

EPS — Total	$0.09	$0.27	$0.56	$0.79

Diluted:
Diluted Average Shares	212,948,929	212,047,640	212,355,623	211,212,242
EPS — Continuing Operations	$0.09	$0.26	$0.56	$0.76
EPS — Discontinued Operations	—	0.01	—	0.02

EPS — Total	$0.09	$0.27	$0.56	$0.78

CONTACTS:

Media	Analysts
Brandy Bergman/Tracy Greenberger	Jennifer Garrison
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382

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